                                                                  EXHIBIT (A)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                        SEDA SPECIALTY PACKAGING CORP.

                                      AT

                             $29.00 NET PER SHARE

                                      BY

                       SEAWOLF ACQUISITION CORPORATION,
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                              CCL INDUSTRIES INC.

--------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
               TIME, ON MONDAY, JULY 21, 1997, UNLESS EXTENDED.
--------------------------------------------------------------------------------

  THE BOARD OF DIRECTORS OF SEDA SPECIALTY PACKAGING CORP. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS ACCEPTANCE OF THE OFFER BY THE STOCKHOLDERS OF THE COMPANY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK, $0.001 PAR VALUE PER SHARE (THE "SHARES"), WHICH, TOGETHER WITH SHARES THEN BENEFICIALLY OWNED BY SEAWOLF ACQUISITION CORPORATION (THE "PURCHASER") AND ITS AFFILIATES, CONSTITUTES AT LEAST A MAJORITY OF THE CAPITAL STOCK OF THE COMPANY ENTITLED TO VOTE AND THEN OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 15.

  CCL INDUSTRIES INC. (THE "PARENT") AND THE PURCHASER HAVE ENTERED INTO AN AGREEMENT (THE "TENDER AGREEMENT") WITH SHAPOUR AND PARVINDOKHT SEDAGHAT, THE SEDAGHAT CHARITABLE REMAINDER UNI TRUST AND SHAHROKH SEDAGHAT (THE "EXECUTIVE" AND, COLLECTIVELY, THE "PRINCIPAL STOCKHOLDERS"). PURSUANT TO THE TENDER AGREEMENT, EACH PRINCIPAL STOCKHOLDER HAS AGREED, AMONG OTHER THINGS, TO TENDER AND NOT WITHDRAW ALL OF THE SHARES BENEFICIALLY OWNED BY SUCH PRINCIPAL STOCKHOLDER IN THE OFFER, EXCEPT, IN THE CASE OF THE EXECUTIVE, FOR 517,713 SHARES WHICH WILL BE ACQUIRED BY THE PURCHASER PURSUANT TO AN OPTION OR THE MERGER AND 545,000 SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS.


                                   IMPORTANT

  Any holder desiring to tender all or any portion of such holder's Shares should either: (a) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificates evidencing the tendered Shares and all other required documents to First Chicago Trust Company of New York (the "DEPOSITARY"), or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase; or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A holder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.

  Any holder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance and for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the other tender offer materials may also be obtained from brokers, dealers, commercial banks or trust companies.

                                --------------
                     THE DEALER MANAGER FOR THE OFFER IS:
                               THE BEACON GROUP
                           CAPITAL SERVICES, L.L.C.

                                --------------
June 23, 1997

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
INTRODUCTION.............................................................   1
 1. Terms of the Offer...................................................   2
 2. Acceptance for Payment and Payment...................................   3
 3. Procedures for Tendering Shares......................................   4
 4. Withdrawal Rights....................................................   6
 5. Certain Tax Considerations...........................................   7
 6. Price Range of Shares; Dividends.....................................   8
 7. Certain Information Concerning the Company...........................   8
 8. Certain Information Concerning the Purchaser and the Parent..........  10
 9. Sources and Amounts of Funds.........................................  13
10. Background of the Offer; The Merger Agreement; The Tender Agreement;
    The Sedaghat Employment Agreement....................................  14
11. Purpose of the Offer and the Merger; Plans for the Company...........  25
12. Effect of the Offer on the Market for the Shares; Exchange Act
    Registration; Margin Regulations.....................................  26
13. Dividends and Distributions..........................................  28
14. Extension of Tender Period; Amendment; Termination...................  28
15. Conditions to the Offer..............................................  29
16. Certain Legal Matters; Regulatory Approvals..........................  31
17. Fees and Expenses....................................................  32
18. Miscellaneous........................................................  33

Schedule I--Directors and Executive Officers of the Parent and the Purchaser

To the Holders of Common Stock of SEDA Specialty Packaging Corp.:

                                 INTRODUCTION

  Seawolf Acquisition Corporation, a Delaware corporation (the "PURCHASER"), and an indirect wholly owned subsidiary of CCL Industries Inc., a Canadian corporation (the "PARENT"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the "SHARES"), of SEDA Specialty Packaging Corp., a Delaware corporation (the "COMPANY"), at $29.00 per Share, net to the seller in cash, without interest thereon (the "OFFER PRICE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any supplements or amendments thereto collectively constitute the "OFFER").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of The Beacon Group Capital Services, L.L.C. ("BEACON") which is acting as the Dealer-Manager for the Offer (in such capacity, the "DEALER MANAGER"), First Chicago Trust Company of New York (the "DEPOSITARY"), and Kissel-Blake Inc. (the "INFORMATION AGENT"), incurred in connection with the Offer. See Section
17. For purposes of this Offer to Purchase, references to "SECTION" are references to a section of this Offer to Purchase, unless the context otherwise requires.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES THEN BENEFICIALLY OWNED BY THE PURCHASER AND ITS AFFILIATES, CONSTITUTES AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE
SECTION 15.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD" OR THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS ACCEPTANCE OF THE OFFER BY THE STOCKHOLDERS OF THE COMPANY.

  The Offer is being made pursuant to an Agreement and Plan of Merger and Reorganization, dated as of June 16, 1997 (the "MERGER AGREEMENT"), among the Company, the Parent and the Purchaser. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as promptly as practicable following completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "CONSUMMATION" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, the Purchaser will be merged with and into the Company (the "MERGER") with the Company as the corporation surviving the Merger (the "SURVIVING CORPORATION"). In the Merger, each issued and outstanding Share (other than the Remaining Shares (as defined below) and Dissenting Shares (as defined below)) not owned by the Parent, the Purchaser, any affiliate of the Purchaser, or the Company, will be converted into and represent the right to receive $29.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "MERGER PRICE"). Each of the Remaining Shares will be converted into Participating Exchangeable Stock (as defined below) and Top Up Rights (as defined below). See Section 10.

  Crowell, Weedon & Co. ("CWC"), financial advisor to the Company, has delivered to the Board of Directors a written opinion dated June 16, 1997, to the effect that, as of such date and based upon its review and analysis and subject to the limitations set forth therein, the consideration to be received by the public holders of the Shares in the Offer and the Merger is fair from a financial point of view to such holders. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9"), which is being mailed to stockholders concurrently herewith, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by CWC.

  The Purchaser and Parent have entered into an agreement dated as of June 16, 1997 (the "TENDER AGREEMENT"), with each of Shapour and Parvindokht Sedaghat ("MR. AND MRS. SEDAGHAT"), the Sedaghat Charitable Remainder Uni Trust (the "SEDAGHAT TRUST") and Shahrokh Sedaghat (the "EXECUTIVE" and, together with Mr. and Mrs. Sedaghat and the Sedaghat Trust, the "PRINCIPAL STOCKHOLDERS"). Pursuant to the Tender Agreement, each Principal Stockholder has agreed, among other things, to validly tender or cause to be validly tendered pursuant to the Offer, within ten (10) business days after the Offer has been made in accordance with the terms hereof, and not withdraw, all Shares beneficially owned or controlled by such Principal Stockholder less, in the case of the Executive, 517,713 Shares (the "REMAINING SHARES") held by the Executive, and less the 545,000 Shares that would be issuable upon exercise of Company Options (as defined below) held by the Executive. Upon completion of the Merger and assuming that the Stockholder Option (as defined below) has not been exercised, the Executive shall be paid the Stockholder Merger Consideration (as defined below). Pursuant to the Merger Agreement, all of the Executive's Company Options will be cancelled and exchanged for options to purchase Class B non-voting shares of Parent (the "CLASS B SHARES"). See
Section 10. Based upon representations made in the Tender Agreement by the Principal Stockholders to the Purchaser and the Parent, as of the date of the Tender Agreement, the Executive held 1,053,333 Shares, representing approximately 20.0% of the outstanding Shares, and Mr. and Mrs. Sedaghat, as joint tenants, held 1,685,967 Shares and the Sedaghat Trust held 500,000 Shares, representing collectively approximately 41.5% of the outstanding Shares. See Section 10.

  Based upon representations made in the Merger Agreement by the Company, as of June 16, 1997: (i) 5,264,874 Shares were validly issued and outstanding;
(ii) 802,000 Shares were issuable upon exercise of outstanding options to purchase Shares ("COMPANY OPTIONS") granted to directors, officers, employees and consultants of the Company pursuant to the Company's 1993 Incentive and Nonstatutory Stock Option Plan (the "COMPANY STOCK OPTION PLAN"); and (iii) 150,000 Shares were issuable upon the exercise of outstanding warrants (the "WARRANTS").

  Based upon information provided by the Company, assuming no Shares (or equivalents) are issued (except upon exercise of the Company Options or the Warrants) or repurchased prior to consummation of the Offer, the Purchaser understands that the Minimum Condition would be satisfied if at least 3,108,438 Shares are validly tendered and not withdrawn prior to the Expiration Date.

  Affiliates of the Purchaser currently own 100 Shares, which were acquired in 1995. Assuming no Shares (or equivalents) are issued (except upon exercise of the Company Options or the Warrants) or repurchased prior to consummation of the Offer and assuming that the Stockholder Option (as defined below) has not been exercised, tender of Shares in the Offer by the Principal Stockholders in accordance with the terms of the Tender Agreement would provide the Purchaser with at least a 43.8% equity interest in the Company on a fully diluted basis. Accordingly, assuming the tender of Shares by the Principal Stockholders in accordance with the Tender Agreement, and assuming no Shares (or equivalents) are issued (except upon exercise of the Company Options or the Warrants) or repurchased prior to consummation of the Offer and assuming that the Stockholder Option has not been exercised, a further 386,751 Shares would need to be tendered by other stockholders in order to satisfy the Minimum Condition.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "EXPIRATION DATE" means 12:00 midnight, New York City time, on Monday, July 21, 1997, unless and until the Purchaser, subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  Pursuant to the Merger Agreement, the Purchaser, subject to the terms and conditions of the Offer, may, at its discretion, extend the period of time during which the Offer is open: (i) in order to comply with any provision of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT") or otherwise comply with law for the minimum period of time reasonably necessary to so comply; and (ii) if any of the Conditions (as defined in Section 15) shall not be satisfied, for the minimum period of time reasonably necessary to satisfy such conditions; provided that in either case, such extension shall not extend beyond September 2, 1997.

  The Purchaser expressly reserves the right to amend the terms and conditions of the Offer; provided that pursuant to the Merger Agreement, except as provided in the preceding paragraph, without the prior written consent of the Company, the Purchaser shall not (and the Parent shall not cause the Purchaser to): (i) decrease the Offer Price, or change the form of consideration therefor, or decrease the number of Shares sought pursuant to the Offer; (ii) change the Conditions; (iii) impose additional conditions to the Offer; (iv) waive the Minimum Condition; (v) amend any term of the Offer in any manner adverse to holders of Shares; or (vi) extend the Expiration Date.

  THE OFFER IS SUBJECT TO CERTAIN CONDITIONS SET FORTH IN SECTION 15, INCLUDING SATISFACTION OF THE MINIMUM CONDITION AND THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HSR ACT. If any such condition is not satisfied prior to the expiration of the Offer, the Purchaser may, subject to the terms of the Merger Agreement: (i) terminate the Offer and return all tendered Shares to tendering stockholders; (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended; (iii) other than as described in
Section 15, waive such condition and, subject to any requirement to receive written consent from the Company pursuant to the Merger Agreement, purchase all Shares validly tendered and not withdrawn by the Expiration Date; or (iv) delay acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or payment for, any Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. In the Merger Agreement, the Purchaser has agreed, subject to the terms and conditions of the Offer, to promptly pay for all Shares duly tendered thereunder after the expiration time of the Offer. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 14.

  The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date as soon as practicable after the later of: (i) the Expiration Date; and (ii) the satisfaction or waiver of the conditions set forth in Section 15. For a description of the Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance of the tender of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3)), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message (as defined below in Section 3)) and any other documents required by the Letter of Transmittal.

For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer whether or not such shares were tendered prior to such increase in consideration.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering stockholder, as promptly as practicable after the expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES

  To tender Shares pursuant to the Offer, either: (a) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either: (i) certificates for Shares to be tendered must be received by the Depositary; or (ii) such Shares must be delivered to the Depositary pursuant to the procedures for book entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date; or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "AGENT'S MESSAGE" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each of The Depositary Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "BOOK-ENTRY TRANSFER FACILITIES") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed, together with any required signature guarantees or an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Except as provided below, all signatures on all Letters of Transmittal must be guaranteed by a recognized member of a Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (each of the foregoing, an "ELIGIBLE INSTITUTION"). Signatures on a Letter of Transmittal need not be guaranteed: (a) if the Letter of Transmittal is signed by a registered holder of the Shares tendered therewith, and such holder has not completed either the box entitled "Special Payment Instructions," or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or (b) if such Shares are tendered for the account of an Eligible Institution.

  If the certificates evidencing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares which are not tendered or accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then such tendered certificates must be endorsed or accompanied by appropriate stock powers signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signature(s) on the certificate or stock powers guaranteed as described above. See Instruction 5 of the Letter of Transmittal.

  If a stockholder desires to tender Shares pursuant to the Offer, and such holder's certificates for Shares are not immediately available, or such stockholder cannot deliver such Shares and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

    (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or, in the case of book-entry, an Agent's Message, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) trading days after the date of execution of the Notice of Guaranteed Delivery. A "TRADING DAY" is any day on which The NASDAQ Stock Market, National Market ("NASDAQ") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile transmission, or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Under the U.S. federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the stockholder is a nonresident alien or foreign entity not subject to backup withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

  By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys in fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by the Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies or powers of attorney may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will be deemed to be ineffective). The designees of the Purchaser will be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser is able to exercise full voting and other rights with respect to such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. The Purchaser's interpretation of the terms and conditions of the Offer in this regard will be final and binding. None of the Purchaser, the Parent, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after August 22, 1997, unless theretofore accepted for payment as provided in this Offer to Purchase.

  For a withdrawal to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn securities. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSIDERATIONS

  The following summary addresses the material U.S. federal income tax consequences to holders of Shares who sell their Shares in the Offer. The summary does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees and who acquired their Shares pursuant to the exercise of compensatory stock options or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "CODE") (such as insurance companies, tax-exempt entities and regulated investment companies), nor does this summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares hold such Shares as a capital asset within the meaning of Section 1221 of the Code.

  The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Under current law, gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

  Under current law, the maximum federal tax rate applicable to long term capital gains recognized by an individual is 28%, and the maximum federal tax rate applicable to ordinary income (including dividends and short term capital gains recognized by individuals) is 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%. It is possible that legislation may be enacted that would reduce the maximum federal tax rate applicable to long term capital gains, possibly with retroactive effect. It is not possible to predict whether or in what form any such legislation may be enacted.

  Dissenters. A holder of Shares who does not sell such Shares in the Offer (or the Merger) and who exercises and perfects his or her applicable rights under the Delaware General Corporation Law (the "DGCL") to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See
Section 16.

  Withholding. Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such stockholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Offer, the Merger or as a result of the exercise of the holder's dissenters' rights. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their tax advisors regarding withholding taxes in general.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS, OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.

6. PRICE RANGE OF SHARES; DIVIDENDS

  The Shares are traded on NASDAQ under the symbol SSPC. The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices per Share on NASDAQ based on published financial sources:

                                                               HIGH       LOW
                                                             --------- ---------
1995
  First Quarter............................................. $11 3/4   $ 9 3/8
  Second Quarter............................................  11 1/4     6 1/2
  Third Quarter.............................................  10 7/8     7 3/8
  Fourth Quarter............................................  13 1/2    10 3/16
1996
  First Quarter.............................................  17 3/4    11 5/8
  Second Quarter............................................  24 1/4    15 7/8
  Third Quarter.............................................  20 3/4       16
  Fourth Quarter............................................  21 3/4       16
1997
  First Quarter.............................................  21 1/4    15 1/2
  Second Quarter (through June 20)..........................  28 41/64  14 3/4

  No cash dividends have been declared or paid on the Shares since the Company's initial public offering on October 26, 1993. The Merger Agreement prohibits the Company from declaring or paying any dividends on the Shares.

  On June 16, 1997, the last full trading day prior to announcement of the Merger Agreement, the last reported sale price per Share on NASDAQ was $22.00. On June 20, 1997, the last full trading day prior to the commencement of the Offer, the last reported sale price per Share on NASDAQ was $28 41/64.

  SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Delaware corporation with its principal offices located at 2501 West Rosecrans Avenue, Los Angeles, California, 90059-3510.

  The Company develops, manufactures and sells specialty plastic packaging products to the personal care, food and beverage, household and industrial chemical and pharmaceutical industries. The Company's products include various types of plastic containers (including flexible plastic tubes, single and double wall stock and custom jars, bottles and vials), plastic closures (including lines and linerless standard screw caps, tamper evident closures and dispensing closures), and other stock and custom plastic products. The Company manufactures these products using injection molding, extrusion and stretch blow molding processes and decorates many of its products using offset printing, hot stamping and other labeling processes to satisfy customer requirements. The Company's containers, closures and custom products are sold directly through the Company's in house sales force and indirectly through distributors.

  Plastic closures are used to cap primarily plastic containers which store a wide variety of cosmetic, food, chemical and other commercial and industrial products. Flexible plastic tubes encase a variety of products including lotions, creams, shampoos, foodstuffs, adhesives and household chemicals. Single and double wall plastic jars also encase a variety of creams, lotions and other products, primarily for the person care industry, that require a rigid container. Plastic vials are used by the pharmaceutical industry for prescription or over the counter medications. Polyethylene tetrachloride ("PET") bottles are used by the specialty drinking water market and can be used for a variety of other products.

  The Company's custom products include nail enamel caps, lipstick cases, marking pen components, pizza trays and plastic lid supports for pizza boxes and other specialty plastic parts which the Company manufactures for use by end user customers to their specifications. The Company also provides design assistance to customers in connection with the production of their custom products.

  The Company is subject to the information requirements of the Exchange Act and is required to file reports and other information with the Securities and Exchange Commission (the "COMMISSION") relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements, and other information, including the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "COMPANY 10-K"), and the Schedule 14D-9, should be available for inspection and copying at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office. Such material should also be available for inspection at the offices of NASDAQ, 1735 K Street, NW, Washington, DC, 20006. The Commission also maintains an Internet site on the world wide web at http://www.sec.gov that contains reports and other information.

  The above information concerning the Company has been taken from or based upon the Company 10-K and other publicly available documents on file with the Commission, other publicly available information and information provided by the Company. Although neither the Purchaser nor the Parent has any knowledge that would indicate that such information is untrue, none of the Purchaser, the Parent or the Dealer Manager takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser or the Parent.

  A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached to the Purchaser's Tender Offer Statement on Schedule 14D-1, dated June 23, 1997 (the "SCHEDULE 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by the Purchaser with the Commission, may be examined and copied from the offices of the Commission in the manner set forth in this Section 7.

  Summary Financial Information for the Company. The following table sets forth certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited financial statements contained in the Company 10-K and the unaudited financial information contained in the Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997, and March 31, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. None of the Parent, the Purchaser or the Dealer Manager assumes any responsibility for the accuracy of the financial information set forth below.

                        SEDA SPECIALTY PACKAGING CORP.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                         THREE MONTHS ENDED
                              MARCH 31,       FISCAL YEAR ENDED DECEMBER 31,
                         ------------------- --------------------------------
                           1997      1996       1996       1995       1994
                         --------- --------- ---------- ---------- ----------
                             (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA
Net Sales............... $  16,213 $  14,943 $   59,445 $   41,676 $   30,400
Net Income..............     1,907     1,588      6,749      4,135      4,842
BALANCE SHEET DATA (AT
 END OF PERIOD)
Working Capital.........    13,525    10,616     10,453     11,270     11,070
Total long-term debt
 (excluding current
 portion) and capital
 leases (excluding
 current portion).......     7,983    12,258      7,281     14,778      9,061
Total assets............    73,760    64,219     74,203     65,882     50,759
Shareholders' equity....    46,947    37,581     45,040     36,814     32,170
PER SHARE DATA
Earnings per common
 share and common
 equivalent share.......      0.35      0.30       1.25       0.82       0.94
WEIGHTED AVERAGE SHARES
Weighted average number
 of common and common
 equivalent shares
 outstanding............     5,449     5,218      5,378      5,061      5,147

8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT

  The Purchaser is a newly formed Delaware corporation and an indirect wholly owned subsidiary of the Parent. To date, the Purchaser has not conducted any business other than in connection with the Offer, the Merger Agreement and the transactions contemplated therein. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer, the Merger Agreement and the transactions contemplated therein. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

  The Parent is a corporation continued under the laws of Canada. The Parent commenced operations in 1951 as a custom manufacturer for major marketers of consumer products. Over the past forty-six years the Parent has grown in Canada and internationally to be one of the world's largest custom manufacturers of consumer products and specialty packaging. The Parent has two main operating areas of expertise: Consumer Products Manufacturing consisting of the Custom Manufacturing Division and the Kolmar Cosmetics Division, and Specialty Packaging, subdivided into Container Manufacturing and Label Manufacturing.

  The Consumer Products Manufacturing Division operates on an international basis, principally in North America and the United Kingdom, and consists of the Parent's custom manufacturing plants, CCL Custom Manufacturing, Inc., CCL Custom Manufacturing Corp. and Kolmar Laboratories, Inc. in North America and CCL Industries Limited in the United Kingdom.

  The subdivisions of Consumer Products Manufacturing are the Custom Manufacturing North America Division, Custom Manufacturing United Kingdom Division and the cosmetics business of Kolmar Laboratories, Inc. The Consumer Products Manufacturing Division manufactures a wide range of products including aerosols, household liquids, personal care liquids, powders, solid sticks, food wrap and cosmetics serving the personal care, household, automotive, pharmaceutical, food, paint, pesticide and cosmetic markets. The headquarters for the Custom Manufacturing Division, which is responsible for custom manufacturing in North America and the United Kingdom, is located in Chicago, Illinois, providing a centralized approach to management, financial control, capital spending allocation and human resources generating operational efficiencies and allowing management to focus on common customers and suppliers on an international basis.

  The Container Manufacturing Division operates under the name of Advanced Monobloc and Victor Tube. It consists of the Advanced Monobloc Division of Parent operating two plants in Canada and, in the United States, Advanced Monobloc Corporation with one plant in Pennsylvania and Victor Tube Corp. with one plant in Virginia. Both of the U.S. companies are indirect wholly owned subsidiaries of Parent. In addition, with the acquisition of Alustar, the Container Division now operates in Mexico. The Container Division is the largest supplier in North America of extruded aluminum aerosol containers and bottles, and one of the largest suppliers of tubes, caulking cartridges, marker pen shells and cigar tubes. It is also a supplier of piston barrier food packages, as well as plastic tubes.

  The Parent prints self-adhesive labels through its CCL Label Division. Its customers are supplied with a variety of labels and related automatic application equipment that identify, decorate and promote their products. This division consists of CCL Label, Inc., and CCL Label/Sioux Falls, Inc., subsidiaries in the United States, the CCL Label and CCL Labeling Equipment divisions of CCL Industries Inc., in Canada, and CCL Label de Mexico, S.A. de C.V. CCL operates four (4) label manufacturing plants in the United States (California, Ohio, South Dakota and Connecticut), two (2) plants in Canada (Manitoba and Ontario), and one (1) in Mexico City.

  The registered office of the Parent is located at 105 Gordon Baker Road, Willowdale, Ontario, Canada, M2H 3P8. The registered office of the Purchaser is located at c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805-1297. The name, citizenship, business address, present principal occupation or employment, and material positions held during the past five years of each of the directors and executive officers of the Purchaser and of the Parent are set forth in Schedule I to this Offer to Purchase.

  Except as set forth in this Offer to Purchase, neither the Parent nor the Purchaser, or, to the best knowledge of the Parent or the Purchaser, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Parent nor the Purchaser, or, to the best knowledge of the Parent or the Purchaser, any of the persons listed on Schedule I, has had, since January 1, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between the Parent or the Purchaser, or their respective subsidiaries or, to the best knowledge of any of the Parent or the Purchaser, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither the Parent nor the Purchaser or, to the best knowledge of the Parent or the Purchaser, any of the persons listed on Schedule I, or any majority owned subsidiary or associate of the Parent or the Purchaser or any person so listed beneficially owns any Shares or has effected any transactions in the Shares in the past sixty (60) days. Kolmar Laboratories, Inc. purchases less than $1 million of products from the Company annually in arms-length transactions.

 Certain Financial Information of the Parent. Set forth below is a summary of certain consolidated financial and operating data relating to the Parent and its consolidated subsidiaries excerpted or derived from the information contained in or incorporated by reference from the Parent's Annual Information Form, dated February 20, 1997, filed with the Ontario Securities Commission (the "OSC") (the "PARENT AIF"), and the Parent's Quarterly Reports for the quarters ended March 31, 1997, and March 31, 1996 filed with the the OSC. More comprehensive financial information is included in or incorporated by reference into the Parent AIF and other documents filed by the Parent with the OSC, and the financial information summary set forth below is qualified in its entirety by reference to the Parent AIF, such other documents, the financial statements of the Parent for the years ended December 31, 1996 and 1995 and the financial statements for of the Parent for the three months ended March 31, 1997 and 1996 (which are filed as Exhibits g(1) and g(2) respectively, to the Schedule 14D-1) and all the financial information and related notes contained therein.

                              CCL INDUSTRIES INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (CDN. $ IN THOUSANDS, EXCEPT PER SHARE DATA)

                               THREE MONTHS ENDED       FISCAL YEAR ENDED
                                    MARCH 31,              DECEMBER 31,
                               ------------------- ----------------------------
                                 1997      1996       1996      1995     1994
                               --------- --------- ---------- -------- --------
INCOME STATEMENT DATA
Sales........................  $ 301,515 $ 289,438 $1,151,546 $979,318 $933,226
Net Income...................     10,283     9,157     38,646   32,768   28,035
BALANCE SHEET DATA
(at end of period)
Working Capital..............     61,474   110,074     56,650   57,711   31,811
Total assets.................    862,468   826,747    853,002  791,612  664,760
Total long-term indebtedness
 (excluding current
 portion)....................    168,429   242,418    167,122  195,491   80,620
Shareholders' equity.........    400,196   363,347    394,104  357,867  335,287
PER SHARE DATA
Net Income (Loss) Per Class B
 Share.......................        .30       .27       1.13      .98      .85
NUMBER OF SHARES
(in thousands)
Class A......................      2,486     2,502      2,498    2,509    3,425
Class B......................     32,425    36,681     32,477   31,612   29,503
Weighted average for the pe-
 riod........................     34,969    34,163     34,436   33,710   33,313

  The Parent is subject to the informational filing requirements of the Securities Act (Ontario) and other securities legislation of the provinces of Canada and, in accordance therewith, is required to file periodic reports, management proxy circulars and other information with the OSC and other securities regulatory authorities of the provinces of Canada relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be described in management proxy circulars distributed to the Parent's shareholders and filed with the OSC. Copies of documents filed by the Parent with the OSC pursuant to National Policy 47 may be inspected at the registered office of the Parent at 105 Gordon Baker Road, Willowdale, Ontario, Canada between 9:00 a.m. and 4:30 p.m. on any business day in Canada.

9. SOURCES AND AMOUNTS OF FUNDS

  The Purchaser estimates that the total amount of funds required to purchase, pursuant to the Offer and the Merger, the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $155.3 million (not including the issuance of the Participating Exchangeable Stock and the Roll Over Options to the Executive). To obtain these funds, the Purchaser intends to use cash on hand and borrowings under the credit facility described below.

  An unsecured short term acquisition credit facility (the "ACQUISITION CREDIT FACILITY") is available to the Purchaser, through the Parent, pursuant to a commitment letter (the "BANK COMMITMENT LETTER") dated June 16, 1997 issued by a Canadian chartered bank (the "BANK") to the Parent and accepted by the Parent on June 17, 1997 (the "ACCEPTANCE DATE"). A copy of the Bank Commitment Letter is filed as an Exhibit to the Schedule 14D-1. Pursuant to the terms of the Bank Commitment Letter, the Purchaser, through the Parent, may borrow up to $150 million in up to three draws in order to finance the acquisition of the Shares and the payment for Company Options (in each case upon consummation of the Offer), and, if required, in order to repay debt of the Company.

  Pursuant to the Bank Commitment Letter, the Purchaser's ability to borrow through the Parent under the Acquisition Credit Facility is conditioned upon
(i) the execution of the Tender Agreement by the parties thereto, (ii) the total cost of acquiring the Company, including 100% of the Shares and any assumed debt, not exceeding $190 million, (iii) the Purchaser obtaining all required regulatory approvals in connection with the Offer and the Merger to the satisfaction of the Bank, (iv) the Parent obtaining consents to the transactions from Parent's working capital lenders and (v) execution of documentation satisfactory to the Bank, including a credit agreement containing the terms of the Bank Commitment Letter and a guarantee from CCL Industries Corporation, a Delaware corporation and an indirect wholly owned subsidiary of the Parent.

  The Bank Commitment Letter provides that advances under the Acquisition Credit Facility will be made as direct advances from the Bank or from available LIBOR funds and will bear interest and be payable (i) with respect to direct advances, at the U.S. Base Rate (as defined below), calculated on the basis of a 365/366 day year with interest payable monthly in arrears or
(ii) with respect to LIBOR advances, at the LIBOR Rate (as defined below), plus 75 basis points per annum or, in the event at least 90% of the Shares are not acquired pursuant to the Offer and Merger Agreement within ten (10) days of the first draw under the Acquisition Credit Facility, 100 basis points per annum calculated on the basis of a 360 day year with interest payable quarterly in arrears with all accrued amounts due at maturity. The term "U.S. BASE RATE," as used in the Bank Commitment Letter, means the annual rate of interest established from time to time by the Bank as the reference rate it will use to determine the rates of interest on United States dollar loans made in Canada and designated as its "U.S. Base Rate." The term "LIBOR RATE," as used in the Bank Commitment Letter, means the applicable rate on maturities available for LIBOR advances from ten (10) to ninety (90) days, on a subject to availability basis, and such other maturities to which the Bank may agree in its sole discretion.

  The Bank Commitment Letter also provides that direct advances or LIBOR advances accruing at the U.S. Base Rate or applicable LIBOR Rate, respectively, can be rolled over to direct advances or LIBOR advances with the corresponding U.S. Base Rate or LIBOR Rate which is then applicable. All rollovers must be in multiples of $100,000, and in the case of a rollover from LIBOR to direct advances, the amount rolled over must be in multiples of $100,000 with a minimum of $5 million.

  The Bank Commitment Letter further provides that the term of the Acquisition Credit Facility will be for a period of nine months commencing on the Acceptance Date and expiring on the nine (9) month anniversary hereof. Any undrawn amounts at the time of the third draw will be cancelled. The Parent may cancel or decrease the maximum amount of the Acquisition Credit Facility, upon three (3) days prior notice, in minimum amounts and multiples of $1 million, at any time prior to its drawdown. Prepayment of advances under the Acquisition Credit Facility are permitted, subject to prior notice, without penalty at any time with respect to direct advances from the Bank and on applicable rollover dates for LIBOR advances with respect to such advances. The Bank

Commitment Letter also requires that 100% of the net proceeds from any debt issuances be used to repay any advances under the Acquisition Credit Facility and that the Parent use its best reasonable commercial efforts to dedicate any asset sale proceeds to the repayment of any such advances.

  The preceding description of certain terms and conditions of the Bank Commitment Letter and Acquisition Credit Facility is subject in its entirety to the terms and conditions of the Bank Commitment Letter, which is filed as an exhibit to the Schedule 14D-1.

  The Purchaser's ability to borrow under the Acquisition Credit Facility is conditioned only upon the accuracy at the time of borrowing of customary representations and warranties, the absence of a default under the Acquisition Credit Facility and the consummation of the Offer. The Purchaser currently satisfies these conditions (with the exception of the consummation of the Offer) and believes that these conditions will be satisfied, and that adequate borrowing capacity will exist under the Acquisition Credit Facility at the time that funds are required to pay for Shares tendered in the Offer or acquired in the Merger.

  The Purchaser and the Parent expect that any amounts borrowed under the above described credit facility will be repaid with cash flow from operations and/or with proceeds from asset dispositions and/or proceeds from subsequent refinancings in the public or private securities markets, the commercial paper market or a refinancing of such credit facility prior to its expiration date.

10. BACKGROUND OF THE OFFER; THE MERGER AGREEMENT; THE TENDER AGREEMENT; THE SEDAGHAT EMPLOYMENT AGREEMENT

 BACKGROUND OF THE OFFER

  During the fall of 1995 and the spring of 1996, management of the Parent held a series of internal strategic planning meetings, the primary outcome of which was a decision to focus the Parent's main expansion in the area of specialty packaging and in particular on plastic tubes, plastic enclosures and other value added related plastic packaging products. At that time a review was undertaken of the various companies in the industry and the Company was identified as a company of a size and nature of business that might make a good business partner or acquisition candidate for the Parent. To that end, in the mid-summer of 1996 the Senior Vice-President of Corporate Development of the Parent, Larry Eddy, contacted the Executive and arranged to meet with the Executive in Los Angeles to discuss the Company's direction and objectives. It was determined at that meeting that the Company and the Parent had similar strategic objectives and that further discussions would be appropriate. Over the next few months, the senior executives of the Parent did not pursue further discussions until January 29, 1997, when Wayne McLeod, the President and Chief Executive Officer of the Parent, Mr. Eddy and Rami Younes, President of the Container Division of the Parent met with the Executive and Mr. Frederic M. Roberts, of F. M. Roberts & Company, Inc. ("FMRC"), the Company's financial advisor, to initiate discussions concerning possible transactions involving the Parent's and the Company's tube manufacturing operations. Although nothing definitive was reached, as a result of these discussions, the Parent decided to pursue a possible transaction with the Company. On March 5, 1997, the Parent entered into a confidentiality agreement with the Company and, as a result, the Company provided the Parent with copies of its publicly available information and certain other financial and corporate information concerning the Company.

  On March 18, 1997, Mr. Eddy and Mr. Edward Witz, who is a representative of Beacon, met in Chicago with Mr. Roberts to continue discussions concerning a possible transaction involving the Parent and the Company. Although productive, no firm proposals resulted from this meeting. On March 26, 1997, Mr. McLeod met in Los Angeles with the Executive to further pursue a possible transaction and to discuss a variety of alternatives but did not reach any firm conclusions in this regard. Nevertheless, discussions were encouraging with the result that, the Executive was invited to come to Toronto on April 7, 1997 and was introduced to certain members of the Parent's board of directors and certain of the Parent's senior management to become further acquainted. On April 10, 1997, Mr. McLeod and the Executive met in Philadelphia to further discuss a possible transaction. On April 10, 1997 the Parent entered into an engagement letter with Beacon pursuant to which Beacon agreed to act as the Parent's financial advisor with respect to a possible transaction involving the Company.

  On April 30, 1997 discussions continued in Los Angeles among Mr. McLeod, Mr. John Hermann, who is a representative of Beacon, the Executive and Mr. Roberts with respect to a proposed acquisition of the Company by the Parent, furthering the process and understanding of each parties' goals. Further discussions took place on May 7, 1997 in New York at a meeting between the Executive, Edward Csaszar, Vice President of Sales and Marketing of the Company, Mr. McLeod and Mr. Eddy. At this meeting, to assist the Parent in considering an acquisition, certain financial data concerning the Company was disclosed. Nevertheless the meeting did not result in any agreement with respect to an acquisition or any other transaction between the Company and the Parent.

  A further meeting was held on May 26, 1997 in Los Angeles between the Executive, Mr. Roberts, Mr. McLeod and Mr. Albert Gnat, who is a member of the board of directors of the Parent and senior partner of Lang Michener, counsel to Parent. At this meeting, the framework of a transaction involving the acquisition of the Company was outlined, including the price and terms, subject to the entering into of legally binding definitive agreements and board of directors approval of the Parent and the Company. Over the ensuing days numerous telephone discussions occurred involving Mr. McLeod, Mr. Gnat, the Executive and Mr. Roberts and a meeting was held between Mr. Gnat, the Executive and Mr. Roberts elaborating, clarifying and refining the terms of a possible transaction.

  In early June, the Parent commenced a limited due diligence examination of the Company and also commenced preparation of documentation with respect to the transaction. On June 3, the Executive met with additional members of the Parent's management and its board. On June 6, 1997, the Parent delivered the first draft of definitive documents to the Company. Negotiations, due diligence and document preparation continued throughout the week commencing June 8. On June 12, 1997 the Parent's board of directors held a regularly scheduled meeting at which a possible transaction with the Company was discussed and at which senior management of the Parent and the Parent's financial advisors apprised the board of directors of the status of negotiations with the Company. No action was taken by the board of directors at this meeting.

  The Purchaser's, the Parent's and the Company's boards of directors each separately held special meetings on June 16, 1997, and the Offer and the Merger were unanimously approved. The Company received the fairness opinion of CWC and the definitive agreements were finalized, executed and delivered on June 16, 1997. The transaction was publicly announced on the morning of June 17, 1997. On June 23, 1997, the Purchaser commenced the Offer.

  To the extent any of the foregoing information described events to which neither the Parent nor its advisors were a party, it is based on information provided by the Company.

 THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and which is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides that without the prior written consent of the Company, the Purchaser shall not (and Parent shall not cause the Purchaser to): (i) decrease the Offer Price, or change the form of consideration therefor, or decrease the number of Shares sought pursuant to the Offer; (ii) change the Conditions; (iii) impose additional conditions to the Offer; (iv) waive the condition that there shall be validly tendered, and not withdrawn prior to the time the Offer expires, a number of Shares which, together with all Shares owned by the Parent, the Purchaser and their respective Affiliates (as defined in Section 10.9 of the Merger Agreement) constitutes a majority of the Shares outstanding on a fully diluted basis on the date of purchase; (v) amend any term of the Offer in any manner adverse to holders of Shares; or (vi) extend the Expiration Date; provided, however, that the Expiration Date may be extended from time to time at the sole discretion of the Purchaser: (x) in order to comply with any provision of the HSR Act, and the rules and regulations thereunder, or to otherwise comply with law, for the minimum period of time reasonably necessary to so comply; and (y) if any of the Conditions are not satisfied, for the minimum period of time reasonably necessary to satisfy the Conditions, but in either case, the Expiration Date shall not be extended beyond September 2, 1997.

   The Merger Agreement provides that, if the Purchaser purchases any Shares pursuant to the Offer, as soon as practicable after the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company. The Merger Will be effective upon the filing of a certificate of merger with the Secretary of State of Delaware pursuant to the DGCL (the "EFFECTIVE TIME") At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than: (i) Shares owned by the Purchaser or any Affiliate of the Purchaser; (ii) the Remaining Shares, if outstanding; (iii) Shares held in the treasury of the Company; and (iv) Shares held by stockholders who have perfected appraisal rights pursuant to the DGCL, shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $29 per Share, or such greater amount which may be paid pursuant to the Offer as it may be amended (the "MERGER CONSIDERATION"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, will no longer be outstanding, will be cancelled and retired and will cease to exist, and each holder of a certificate representing any such Shares will thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration in cash for such Shares upon the surrender of such certificates.

  At the Effective Time, each Remaining Share held by the Executive immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the Executive be converted into:
(i) 0.0001931572126 shares of Class A participating exchangeable common stock of the Surviving Corporation ("PARTICIPATING EXCHANGEABLE STOCK"), aggregating 100 shares of Participating Exchangeable Stock for all Remaining Shares, having the rights and preferences as described in Exhibit 5.1(b)(i) to the Merger Agreement; and (ii) the right to receive, on the terms set forth below,
(x) if, and only if, EBITDA (as defined in a Exhibit 5.1(c) to the Merger Agreement) of the Surviving Corporation for the fiscal year ended December 31, 1997, is at least $20,000,000, $3.051882993; and (y) if, and only if, EBITDA of the Surviving Corporation for the fiscal year ended December 31, 1998, is at least equal to the greater of $24,000,000 or 120% of the EBITDA of the Surviving Corporation for the fiscal year ended December 31, 1997, $3.051882993; and (z) if, and only if, the Executive was not entitled to receive the payment described in subclause (x) above, and the aggregate EBITDA for the two fiscal years ended December 31, 1998, is at least $44,000,000, $3.051882993; provided, however, that in no event shall the Executive be entitled to receive more than $6.103765986 per Remaining Share pursuant to subclauses (x), (y), and (z) (the "TOP UP AMOUNT" and, together with the Participating Exchangeable Stock, the "STOCKHOLDER MERGER CONSIDERATION"). All such Remaining Shares, by virtue of the Merger and without any action on the part of the Executive, shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and the Executive shall thereafter cease to have any rights with respect to such Remaining Shares, except the right to receive the Shareholder Merger Consideration for such Remaining Shares upon the surrender of certificates representing any Remaining Shares in accordance with Section 5.2 of the Merger Agreement. Amounts payable pursuant to clause
(ii) above will bear simple interest from the date of the Merger Agreement to the date of payment at the rate per annum quoted or published by Harris Trust and Savings Bank as its prime rate, as the same varies from time to time. The rate of interest applicable to amounts payable pursuant to clause (ii) shall vary with each change in such prime rate.

  The Participating Exchangeable Stock rank pari passu with the common stock of Purchaser with respect to the payment of dividends and, unless the holder of such shares elects to receive the Liquidation Amount (as defined below), the distribution of property or assets in the event of liquidation, dissolution or winding up of the Purchaser, whether voluntary or involuntary, or any other distribution of the property or assets of the Purchaser among its stockholders for the purpose of winding up its affairs. Except (a) as required by applicable law (b) for certain mergers, consolidations or similar transactions in which Purchaser does not survive (but excluding the Merger between the Purchaser and the Company) and (c) for additions, changes, modifications or removals affecting the rights, privileges, restrictions and conditions attaching to the Participating Exchangeable Stock, the Participating Exchangeable Stock is not entitled to vote on matters submitted to the stockholders. After (i) the third anniversary of the issuance of the Participating Exchangeable Stock, or (ii) the termination of the Executive's employment under certain circumstances, the Executive's death, or a Change of Control (as defined in Exhibit 5.1(b)(i) to the Merger Agreement), a holder of Participating Exchangeable Stock shall be entitled to require the Purchaser to redeem the Participating Exchangeable Stock registered in the name of such holder for an amount per share equal to (A) the U.S. Dollar equivalent of the current market price of the Specified Number (as defined below) of the Class B Shares for each share of Participating Exchangeable Stock, plus (B) an additional amount equivalent to the amount by which declared and unpaid dividends on one share of Participating Exchangeable Stock exceed the declared and unpaid dividends on the Specified Number of the Class B Shares (the "REDEMPTION PRICE"). The portion of the Redemption Price described in clause (A) shall be paid by delivering to such holder the Specified Number of the Class B Shares for each share of Participating Exchangeable Stock redeemed. A holder of each share of Participating Exchangeable Stock is entitled to receive on each dividend payment date of the Parent an amount in cash, stock or other property equivalent to the dividend paid on the Specified Number of Class B Shares. The Specified Number is 10,000 shares, subject to certain antidilution adjustments. The Liquidation Amount is equal to the then current Redemption Price.

  At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time and: (i) owned by the Purchaser or any Affiliate of the Purchaser; and (ii) each Share issued and held in the Company's treasury immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist and each holder of a certificate representing any such Shares will thereafter cease to have any rights with respect to such Shares. At the Effective Time, each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of capital stock of the Surviving Corporation with rights, obligations and preferences identical to the rights, obligations and preferences of such capital stock of the Purchaser immediately prior to the Effective Time.

  Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 5.2 of the Merger Agreement of the certificate or certificates that, immediately prior to the Effective Time, evidenced such Shares.

  At and after the Effective Time, each of the outstanding and unexercised Warrants shall continue to be outstanding and, upon payment of the exercise price then in effect with respect to such Warrant, the holder of such Warrant shall be entitled to receive upon exercise of such Warrant the amount of cash (without interest) which such holder would have been entitled to receive upon exercise had such Warrant been exercised immediately prior to the Effective Time.

  The directors of the Purchaser and the officers of the Company, at the Effective Time, will be the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

  In the Merger Agreement, the Company has agreed, if required following consummation of the Offer, to take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of the Merger Agreement and the Merger, unless the Company's Board of Directors, following the receipt of advice of counsel, in the exercise of its fiduciary obligations under applicable law, has withdrawn its recommendation to the holders of Shares to accept the Offer and to approve the Merger. Subject to such fiduciary requirements under applicable law, the Board of Directors of the Company agreed to recommend such approval and the Company agreed to use its reasonable best efforts to solicit such approval. At any such meeting, all the Shares then owned by the Purchaser or its Affiliates will be voted in favor of the Merger Agreement and the Merger. If permitted by the DGCL and the Company's Certificate of Incorporation, in the event that Purchaser shall beneficially own at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company, the Company, Parent and Purchaser have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer.

  Pursuant to the Merger Agreement, the Company has agreed that, except as otherwise provided on the Disclosure Schedule to the Merger Agreement or as contemplated by the Merger Agreement, prior to the Effective Time (a) it will conduct its operations and the operation of its subsidiaries only in the ordinary and usual course of business, and, to the extent consistent therewith, each of the Company and its subsidiaries will use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, licensees, employees and other business associates; (b) it will not (i) sell or pledge, or agree to sell or pledge, any stock owned by it or any of its subsidiaries; (ii) amend its Certificate of Incorporation or Bylaws; (iii) split, combine, or reclassify outstanding Shares; (iv) declare, set aside, or pay any dividend payable in cash, stock, or property with respect to the Shares; or (v) adopt a plan of liquidation; (c) neither it nor any of its subsidiaries will (i) issue, sell, pledge, dispose of, or encumber any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments, or rights of any kind, to acquire any shares of capital stock of any class of the Company or its subsidiaries other than, in the case of the Company, Shares issuable pursuant to (x) Company Options outstanding on the date of the Merger Agreement; or (y) the exercise of the Warrants; (ii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption, or otherwise, any shares of the capital stock of the Company or the Warrants; (d) neither it nor any of its subsidiaries shall
(i) otherwise ordered by any governmental or regulatory authorities of Canada or any province or other governmental subdivision thereof, the United States, the several states or any other jurisdiction (foreign or domestic) of competent authority, provided that, in the case of any such order, the Company shall consult with the Parent and the Purchaser regarding the appeal of or compliance with such order, establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement, and, except in the ordinary and usual course of business and consistent with past practice, any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust fund, policy or arrangement for the benefit of any directors, officers or employees (except as specifically described in Section 7.6 to the Merger Agreement or Schedule 7.1(d) thereto), or (ii)(x) grant any increase in the compensation payable, or to become payable, by the Company or any of its subsidiaries to any of its directors, executive officers, or key employees; or (y) subject to Section 7.6 of the Merger Agreement, enter into or amend any employment agreement with or, except in accordance with existing written policy of the Company, grant any severance or termination pay to, any officer, director or employee of the Company or any of its subsidiaries; (e) neither it nor any of its subsidiaries shall settle or compromise any material claims or litigation, or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims;
(f) except as set forth on Schedule 7.1(f) to the Merger Agreement, neither it nor any of its subsidiaries shall incur any indebtedness for money borrowed, or issue or sell any debt securities, or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other individual or entity, or make any loans or advances, other than in the ordinary and usual course of business, provided that the aggregate value of such indebtedness, debt securities, or other obligations, contingent or otherwise, shall not exceed $750,000; (g) neither it, nor any of its subsidiaries shall acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof (other than an entity which is already a wholly owned subsidiary of the Company), or make any investment either by purchase of stock or securities, contributions to capital (other than to wholly owned subsidiaries), material property transfer or purchase of any material property or assets, in any other individual or entity (other than an entity which is already a wholly owned subsidiary of the Company); (h) neither it nor any of its subsidiaries shall, except in the ordinary and usual course of business and consistent with past practice, make any tax elections, or settle, or compromise any income tax liability, or, except as required by law or applicable accounting standards, change any accounting policies or procedures;
(i) neither it nor any of its subsidiaries shall make any payment, direct or indirect, of any material liability of the Company before the same comes due in accordance with its terms; (j) neither it nor any of its subsidiaries shall, in the event any existing insurance coverage shall be terminated or lapse to the extent available at reasonable cost, fail to procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies; (k) except as set forth on Schedule 7.1(k) to the Merger Agreement, neither it nor any of its subsidiaries shall incur any capital expenditures other than in the ordinary and usual course of business and consistent with past practice and not in an amount in excess of $500,000; (l) neither it nor any of its subsidiaries shall take, or commit to take, any action that would make any representation or warranty of the Company under the Merger Agreement inaccurate in any material respect at, or as of, any time prior to, the termination or expiration of the Offer, unless such inaccuracy results from any action or inaction permitted or required by the Merger Agreement or the Tender Agreement; and (m) neither it nor any of its subsidiaries shall enter into an agreement to do any of the foregoing.

  The Company has agreed in the Merger Agreement that neither it, nor any of its subsidiaries, nor any of their respective officers and directors will, and the Company will cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, recapitalization, or similar transaction involving, or any purchase of all or any significant portion of the assets of, or any equity interest in, the Company or any of its subsidiaries (an "ACQUISITION PROPOSAL"), or, except to the extent required, based upon the advice of counsel, under applicable law for the discharge by the Board of Directors of its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Pursuant to the Merger Agreement, the Company immediately ceased and caused to be terminated any activities, discussions or negotiations with any third parties conducted prior to the execution of the Merger Agreement with respect to any of the foregoing. The Company has agreed in the Merger Agreement to notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company. Pursuant to the Merger Agreement, the Company has requested each person who has executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company.

  The Merger Agreement provides that, promptly upon the Purchaser obtaining, through acceptance for payment and payment by the Purchaser for the Shares, pursuant to the Offer or otherwise (with the consent of the Company), actual ownership of at least a majority of the issued and outstanding Shares on a fully diluted basis, the Purchaser will be entitled to designate at least such number of directors to the Board of Directors of the Company as will give the Purchaser a majority of the directors on the Board of Directors of the Company, and the Company will, at such time, promptly cause the Purchaser's designees to be so elected. The Purchaser expects to designate for this purpose, among others, persons named in Schedule I to this Offer to Purchase. In connection therewith, the Company will mail to the stockholders of the Company the information required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, unless such information has previously been provided to such stockholders in the Schedule 14D-1. The Purchaser will promptly furnish to the Company any information in its possession requested by the Company in connection therewith. In the event that the Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors of the Company will have at least two directors who are directors on the date of the Merger Agreement (the "CONTINUING DIRECTORS"). Moreover, in such event, if the number of Continuing Directors is reduced below two for any reason whatsoever, any remaining Continuing Directors will be entitled to designate persons to fill such vacancies who will be deemed to be Continuing Directors for purposes of the Merger Agreement, or, if no Continuing Directors then remain, the other directors will designate two persons to fill such vacancies who will not be either officers or directors of the Purchaser or any of its designees, or stockholders or Affiliates of the Purchaser, and such persons shall be deemed to be Continuing Directors for purposes of the Merger Agreement. The Company's efforts will, if necessary, include the adoption by the Board of Directors of any resolutions or any amendment to the Company's Bylaws needed to cause the Purchaser's designees to be so elected, including increasing the number of directors. The directors designated by the Purchaser will, subject to their fiduciary duty to the Company and its stockholders, cause the Company to fulfill its obligations pursuant to the Merger Agreement.

  Except as may hereafter be agreed upon with the holders of Company Options, and subject to the next succeeding paragraph, prior to the Effective Time, the Company will take such actions as may be necessary such that at the Effective Time each Company Option which was outstanding on the Expiration Date and not subsequently exercised, whether or not then exercisable, will be cancelled and only entitle the holder thereof, upon surrender thereof (to the extent then outstanding), to receive from the Company, prior to the Effective Time (or such later time as may be provided in agreements entered into prior to the Effective Time), an amount in cash equal to the difference between the Merger Consideration and the exercise price per Share of such Company Option, multiplied by the number of Shares subject to such Company Option.

  The Company will take such action as may be necessary such that at the Effective Time, the 545,000 Company Options granted to the Executive shall be amended such that, at the Effective Time, such Company Options shall be cancelled and entitle the Executive to: (i) options (the "ROLL OVER OPTIONS") to acquire 545,000 shares of the Class B Shares at an exercise price (expressed in Canadian currency) equal to the simple average of the daily high and low board lot trading prices for the Class B Shares on the Toronto Stock Exchange ("TSE") for the 10 day trading period commencing June 10, 1997 and ending June 23, 1997 (the "10 DAY AVERAGE") less Cdn. $10.35 per share; and
(ii) immediately receive from the Parent or the Purchaser in immediately available funds $5,491,997; provided that if the 10 Day Average is less than Cdn. $10.35, then the Executive shall receive from the Parent or the Purchaser an amount in immediately available funds equal to the product of (A) the difference of Cdn. $10.35 and the 10 Day Average and (B) 545,000. Such Roll Over Options shall be substantially in the form of Exhibit 7.6(a) to the Merger Agreement.

  The Parent has agreed in the Merger Agreement that, on or prior to the termination of the Offer, it will enter into employment agreements with each of the employees listed on Schedule I to the Merger Agreement (the "EMPLOYMENT AGREEMENTS") providing for: (i) the employment of each such employee by the Company and the Surviving Corporation for a three year term with positions and duties and compensation and benefits at least as favorable, and with termination provisions no more favorable, to each such employee as such employee is currently receiving from the Company as of the date of the Merger Agreement; and (ii) the grant of stock options under and in conformity with the Parent's Employee Stock Option Plan, in the amount and for exercise price set forth in such Schedule I; provided that the Parent shall not be in breach of such covenant with respect to any such employee, if such employee will not execute his Employment Agreement.

  Parent will cause the Surviving Corporation to honor the arrangements (including without limitation the indemnity and payment arrangements) with CWC and FMRC referred to in Section 6.1(i) of the Merger Agreement and such other consulting and advisory fees as have been or may be incurred in compliance with such Section in connection with the transactions contemplated by the Merger Agreement.

  The Parent and the Purchaser also agreed that all rights to indemnification by the Company existing as of the date of the Merger Agreement in favor of each present and former director, officer, or employee (and their respective heirs and assigns) of the Company, or any of its subsidiaries (the "Indemnified Parties") as provided in its Certificate of Incorporation or Bylaws or pursuant to other agreements in effect on the date of the Merger Agreement will survive the Merger and will continue in full force and effect for a period of at least six (6) years from the Effective Time. To the extent the provision described in the foregoing sentence does not serve to indemnify and hold harmless an Indemnified Party, after the purchase of the Shares pursuant to the Offer, the Parent and the Purchaser will cause the Company to, and after the Effective Time, the Parent and the Surviving Corporation will, indemnify and hold harmless, to the fullest extent permitted under applicable law, the Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of, or pertaining to, such individuals' services prior to the Effective Time, as directors, officers, employees, or agents of the Company or any of its subsidiaries, or as trustees or fiduciaries of any plan for the benefit of employees of the Company (including, without limitation, the transactions contemplated by the Merger Agreement or the Tender Agreement) for a period of six (6) years after the Effective Time, provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. The Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance, or cause the Surviving Corporation to receive similar coverage to the Company's existing officers and directors' liability insurance pursuant to Parent's officers' and directors' liability insurance ("D&O INSURANCE"), for a period of three (3) years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or cancelled during such three-year period, the Surviving Corporation will use commercially reasonable efforts to obtain D&O Insurance with comparable coverage; provided, further, that in no event shall the Surviving Corporation be required to maintain the D&O Insurance with comparable coverage, if the cost of such D&O Insurance is more than one hundred twenty-five percent (125%) of the cost of such D&O Insurance in the prior year, but in such case, the Surviving Corporation shall purchase as much coverage as possible for such amount.

  The Merger Agreement contains various representations and warranties of the parties thereto. These include, among others, representations and warranties by the Company as to its organization and good standing, its capitalization, the authorization of the Merger Agreement, the accuracy of the Company's financial statements and filings with the Commission, and the absence of certain changes in the financial condition or the business of the Company.

  The respective obligations of the Parent and the Purchaser, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the following conditions: (i) if applicable, the Merger Agreement shall have been duly approved by the holders of a majority of the Shares in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company; (ii) the Purchaser, or any Affiliate of the Purchaser, shall have purchased Shares pursuant to the Offer, provided that this condition will be deemed satisfied if the Purchaser fails to purchase Shares tendered pursuant to the Offer in violation of the terms of the Merger Agreement; (iii) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from governmental and regulatory authorities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement shall have been made, or obtained (as the case may be), other than those the failure to make or obtain of which would not render the Merger illegal; and (iv) no Canadian or United States or state court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement.

  The Merger Agreement is subject to termination at any time prior to the Effective Time according to the following provisions: (i) by the mutual consent of the Purchaser and the Company; or (ii) by the Purchaser or the Company if, without the fault of the terminating party, the Merger has not been consummated prior to March 31, 1998, or if, after the Offer is consummated, a stockholder meeting is held to consider the Merger, and the Merger is not approved by holders of at least a majority of the Shares; or
(iii) if there has been a material breach of any representation, warranty, covenant, or agreement on the part of the other party set forth in the Merger Agreement which breach has not been cured within ten (10) days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court of competent jurisdiction preventing the consummation of the Merger shall have become final and non-appealable.

  The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Purchaser, if the Offer has been terminated because of the failure of any of the Conditions.

  The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, if: (i) Purchaser shall have failed to commence the Offer within the time required in
Section 1.1 of the Merger Agreement, or such Offer shall have expired without any Shares being purchased by Purchaser within the time required in such Section; or (ii) the Board of Directors of the Company receives a written offer which was not solicited after the date of the Merger Agreement with respect to an Acquisition Proposal, and the Board of Directors of the Company determines that such transaction is more favorable to the Company and its stockholders than the Offer, as may be amended, and the transactions contemplated by the Merger Agreement, and that approval, acceptance or recommendation of such other proposal is required by fiduciary obligations of the Company's Board of Directors under applicable law; provided, however, that the Company shall not terminate the Merger Agreement pursuant to this sentence without providing Purchaser at least five (5) days' notice.

  In the event of termination of the Merger Agreement and abandonment of the Merger pursuant to the termination provisions thereof, no party thereto (or any of its directors, officers or stockholders) will have any liability or further obligation to any other party to the Merger Agreement, except as provided in the following paragraph or in Section 10.2 of the Merger Agreement.

  If, at any time following the entrance into the Merger Agreement: (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Principal Stockholders and their respective Affiliates, shall have become the beneficial owner of 20% or more of the Shares or the Board of Directors shall have publicly withdrawn or adversely modified its recommendation of acceptance of the Offer, other than as a result of the Purchaser's or the Parent's material breach of the Merger Agreement, and shall have recommended to the stockholders another offer or have resolved to do so; (ii) the Company terminates the Merger Agreement pursuant to Section 9.4(ii) thereof (relating to Acquisition Proposals); or (iii) the Purchaser shall have terminated the Offer as a result of the Company's failure to comply, in any material respect, with any of its material covenants under the Merger Agreement after notice to the Company and the expiration of five (5) days without such breach being cured, then the Company shall promptly, but in no event later than two (2) days after the first of such events occurs (the "PAYMENT DATE"), pay to the Purchaser a fee of $7,200,000, provided that such fee shall not be paid if: (x) either the Parent or the Purchaser shall have breached its material obligations under the Merger Agreement, or if any of the Parent's or the Purchaser's representations and warranties in the Merger Agreement shall have been incorrect in any material respect when made, or shall have since ceased to be true and correct in any material respect; or (y) the Purchaser has not terminated the Offer.

 THE TENDER AGREEMENT

  The following is a summary of certain provisions of the Tender Agreement. A copy of the Tender Agreement is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Tender Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Tender Agreement.

  The Tender Agreement contains, among other representations and warranties, a representation and warranty by each Principal Stockholder as to its beneficial ownership of Shares. The Tender Agreement contains a representation and warranty that (a) Mr. and Mrs. Sedaghat, as joint tenants, are the beneficial owners of 1,685,967 Shares (excluding Shares held of record by the Sedaghat Trust); (b) the Sedaghat Trust is the beneficial owner of 500,000 Shares; and
(c) the Executive is the beneficial owner of 1,053,333 Shares, and 545,000 Options to purchase Shares.

  Pursuant to the Tender Agreement, each Principal Stockholder irrevocably agreed to validly tender or cause to be validly tendered pursuant to the Offer, within ten (10) business days after the Offer has been made in accordance with the terms hereof, and not withdraw, all Shares beneficially owned or controlled by such Principal Stockholder less, in the case of the Executive, the Remaining Shares, and less the 545,000 Shares that would be issuable upon exercise of Company Options held by the Executive. Thereafter, each Principal Stockholder has agreed not to withdraw such Shares from the Offer under any circumstances, notwithstanding any statutory or other rights of withdrawal such Principal Stockholder may otherwise have, unless: (a) the Purchaser fails or is legally unable to accept for payment and pay for the Shares in accordance with the terms of the Offer;
(b) the Tender Agreement is terminated in accordance with its terms; or (c) the Purchaser amends or modifies the Offer in any manner adverse to the stockholders of the Company (other than changes or amendments to the Offer not in violation of the Merger Agreement or other than to waive any Condition, if such a waiver is permitted by the Merger Agreement).

  Subject to the terms and conditions of the Tender Agreement, and subject to the exercise by the Purchaser of the Stockholder Option, the Executive has irrevocably agreed, during the term of the Tender Agreement, to vote or cause to be voted all of the Remaining Shares at any annual, special or other meeting of the holders of Shares and at any adjournment or adjournments thereof or pursuant to any written consent or other instrument in writing in favor of the Merger without amendment to the terms thereof except for amendments to the terms of the Merger or the Merger Agreement which are not in violation of the terms of the Merger Agreement.

  Upon completion of the Merger, and assuming that the Stockholder Option has not been exercised, the Executive shall be paid the Stockholder Merger Consideration.

  Pursuant to the Tender Agreement, the Executive has granted to the Purchaser an option (the "STOCKHOLDER OPTION") to acquire all, but not less than all, of the Remaining Shares for the Stockholder Merger Consideration (except the Participating Exchangeable Stock would be issued by the Purchaser). The Stockholder Option is irrevocable by the Executive during the term of the Tender Agreement and may, subject to applicable law and the terms of the Tender Agreement, be exercised at any time by the Purchaser during the term of the Tender Agreement, provided that all of the terms and conditions precedent to the Merger have been satisfied or waived by the Purchaser to the extent such waiver is permitted under the Merger Agreement other than the requirement for stockholder approval of the Merger and the requirement that Shares be purchased pursuant to the Offer.

  Each Principal Stockholder has agreed that: (a) subject, in the case of the Executive, to any fiduciary duties he may have as a director or officer of the Company, such Principal Stockholder will not, directly or indirectly, provide any information concerning the Company to, solicit, initiate, invite, assist, facilitate, promote or encourage proposals or offers from, or entertain or enter into discussions or negotiations with, any other person relating to the Shares, or any other securities of the Company, any amalgamation, merger, or other form of business combination involving the Company or any of its subsidiaries, any sale, lease, exchange or transfer of all or a substantial portion of the assets of the Company or any of its subsidiaries, or any take-over bid, reorganization, recapitalization, liquidation or winding-up of or other business combination or other transaction involving the Company or any of its subsidiaries with any person other than the Parent, the Purchaser, or any of their affiliates (each, a "PROPOSED TRANSACTION"); (b) subject, in the case of the Executive, to any fiduciary duties he may have as a director or officer of the Company, such Principal Stockholder will not enter into any agreement, discussions or negotiations with any person, other than the Parent, the Purchaser, or any of their affiliates with respect to a Proposed Transaction or potential Proposed Transaction; (c) subject, in the case of the Executive, to any fiduciary duties he may have as a director or officer of the Company, such Principal Stockholder will not furnish or cause to be furnished any non-public information concerning the business, results of operations, assets, liabilities, prospects, financial condition or affairs of the Company or any of its subsidiaries to any person, other than the Parent and its representatives, other than as disclosed prior to the date hereof;
(d) subject, in the case of the Executive, to any fiduciary duties he may have as a director or officer of the Company, such Principal Stockholder will exercise the voting rights attaching to Shares owned or controlled by it or him to oppose the occurrence of any of the following events to the extent a vote by the shareholders of the Company is required: (i) any change in the Certificate of Incorporation or By-laws of the Company or any subsidiary thereof or in the authorized or outstanding capital stock of the Company or any subsidiary thereof; (ii) the grant of any option, warrant or security convertible into capital stock of the Company or any subsidiary thereof; (iii) the distribution, sale, pledge or transfer of all or a substantial part of the business or property of the Company or any subsidiary thereof; (iv) the merger, consolidation or reorganization of the Company or any subsidiary thereof or any other material change in the corporate structure of the Company or any subsidiary thereof, other than the Merger; and (v) any other material change in the business or affairs of the Company or any subsidiary thereof; (e) subject, in the case of the Executive, to any fiduciary duties he may have as a director or officer of the Company, such Principal Stockholder will exercise the voting rights attached to Shares owned or controlled by it or him to oppose any proposed action by the Company, its shareholders or others, and shall not take any action, the result of which could be reasonably expected to prevent or delay the Purchaser from completing the transactions contemplated by the Tender Agreement, including the Offer and the Merger; (f) such Principal Stockholder will not grant proxies or enter into any voting trust or, except for any agreements necessary to the release of the lien described in Schedule B to the Tender Agreement, enter into any other agreement or arrangement with respect to any of the Shares other than the Tender Agreement; such Principal Stockholder will not acquire or sell, assign, transfer, encumber or otherwise dispose of any Shares or enter into any contract, agreement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of any Shares, except pursuant to the terms of the Tender Agreement and the Merger Agreement; prior to the consummation of the Merger, the Executive will not exercise any options to acquire Shares; (g) the Executive will take all such actions as are necessary to terminate all outstanding agreements, options, warrants or rights to purchase or acquire or agreements relating to any of the Shares and the Remaining Shares (other than the Tender Agreement and the Merger Agreement) and to discharge all liens, charges, claims, encumbrances, pledges and security interests with respect to the Shares and the Remaining Shares prior to receipt of payment therefor; (h) such Principal Stockholder shall cooperate with the Purchaser and the Parent in making all requisite regulatory filings in connection with the Offer and, in the case of the Executive, the Merger; (i) the Executive will not exercise, and, pursuant to the Tender Agreement, irrevocably waives, any dissent and appraisal rights accruing to the Shares under the DGCL; and (j) such Principal Stockholder shall not take, or commit to take, any action that would cause or make any of the representations and warranties of such Principal Stockholder contained in the Tender Agreement inaccurate in any material respect at, or as of any time prior to, the completion of the Offer, or in the Executive's case, the completion of the Merger, except such actions as may be contemplated by the Tender Agreement or the Merger Agreement.

  Subject, in the case of the Executive, to any fiduciary duties he may have as a director or officer of the Company, the Principal Stockholders will promptly notify the Parent of any such discussions or negotiations or of any proposal in respect of a Proposed Transaction of which they become aware.

  The Tender Agreement shall terminate on the first to occur of: (a) 11:59 p.m. Pacific Daylight Time, on June 23, 1997, if the Purchaser has not made the Offer at or prior to such time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the Effective Time.

  If, at any time after the execution and delivery of the Tender Agreement, any event occurs, and, as a result thereof, Purchaser is entitled to the fee described in Section 9.6 of the Merger Agreement and any Principal Stockholder within eighteen (18) month thereafter sells, transfers or assigns any of its or his Shares to, or agrees to any of the foregoing during such eighteen month period (provided any such agreement is consummated within three months after the end of such eighteen month period) with, any person in an Alternative Transaction (as defined below), then such Principal Stockholder shall pay to the Purchaser a fee for each Share which is subject to such Alternative Transaction equal to the amount by which the aggregate consideration per Share payable under such Alternative Transaction exceeds $29.00. The term "ALTERNATIVE TRANSACTION" means the occurrence of any of the following events:
(i) the Company or any subsidiary of the Company whose assets constitute twenty percent (20%) or more of the Company's consolidated assets is acquired by merger or otherwise by any person or group, other than the Parent, the Purchaser, or any affiliate thereof (a "THIRD PARTY"); (ii) the Company or any subsidiary of the Company enters into an agreement with a Third Party which contemplates the acquisition of twenty percent (20%) or more of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the Company, enters into a merger or other agreement with a Third Party which contemplates the acquisition of more than twenty percent (20%) of the Shares; or (iv) a Third Party acquires more than ten percent (10%) of the Shares from the Principal Stockholders.

  If an Alternative Transaction includes cash and non-cash consideration, with the cash component equalling or exceeding $29 per Share, the fee payable to the Purchaser shall be all of the non-cash consideration in such Alternative Transaction and the excess over $29, if any, of the cash component in such Alternative Transaction. If the Alternative Transaction includes cash and non-cash consideration, with the cash component in such

Alternative Transaction being less than $29, the fee payable to the Purchaser will be that portion of each component of non-cash consideration in such Alternative Transaction that equals the Excess Percentage. The "EXCESS PERCENTAGE" shall be a fraction, the numerator of which is (a) the fair-market value of the non-cash consideration in such Alternative Transaction (as determined in accordance with the following sentence), plus the cash component in the Alternative Transaction, less $29; and the denominator of which is (b) the fair-market value of the non-cash consideration in such Alternative Transaction (as determined in accordance with the following sentence). The fair market value of the non-cash consideration in such Alternative Transaction shall be determined by the mutual agreement of the Purchaser and the Principal Stockholders participating in such Alternative Transaction within three days of the consummation of such Alternative Transaction, or if such agreement is not reached, the fair market value of the non-cash consideration in such Alternative Transaction shall be determined by an investment banking firm of national reputation agreed to in good faith by the Principal Stockholders participating in such Alternative Transaction and the Purchaser. The fees and expenses of such investment banking firm shall be split evenly among the Principal Stockholders participating in such Alternative Transaction, on the one hand, and the Purchaser, on the other hand.

THE SEDAGHAT EMPLOYMENT AGREEMENT

  The following is a summary of certain provisions of the Sedaghat Employment Agreement. A copy of the Sedaghat Employment Agreement is filed as an exhibit to Schedule 14D-1 and is incorporated herein by reference. The Sedaghat Employment Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Confidentiality Agreement.

  The Company has entered into the Sedaghat Employment Agreement with the Executive for a three-year term commencing on the day the Offer is consummated. Pursuant to the Sedaghat Employment Agreement, the Executive shall serve as President of the Company and shall carry out such duties and functions as are vested in him by the Company's By-laws and its Board of Directors. The Executive shall be entitled to an annual salary of $250,000 plus a retention and non-competition bonus of $600,000 payable in installments of $200,000 per year on each of December 31, 1997, 1998 and 1999. The Executive shall also be entitled to a bonus of 100% of his salary based on achieving a target of 20% EBITDA growth over the prior year. Such bonus shall be adjusted so that, if EBITDA growth is between 15% and 20%, the bonus is prorated. For EBITDA growth over 20%, a bonus of 10% of salary shall be paid for each 1% of excess growth. The Executive shall be granted options
(the "INCENTIVE OPTIONS") to acquire 500,000 Class B Shares at an exercise price equal to the 10 Day Average, which options will vest in 100,000 share increments if EBITDA growth is 20% over the prior year. If EBITDA growth is less than 20%, the 100,000 options for that year will be forfeited. Under a Qualification and Listing of Shares between the Parent and the Executive, the Parent has agreed to take the steps necessary so that any of the Class B Shares issued to him pursuant to the Roll Over Options and the Incentive Options will be freely tradeable.

  If the Company elects to terminate the Sedaghat Employment Agreement without cause, or the Executive dies, is disabled, or terminated for good reason, the salary and benefits payable thereunder are paid out over the remaining term, the retention bonus is paid in a lump sum and the performance bonus and options are paid for the year of termination.

  The Executive is also subject to a non-competition covenant and non-solicitation and confidentiality obligations for one year after termination of employment with an option of the Company to extend the covenant and such obligations for one year upon the payment of $500,000.

11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

  The purpose of the Offer and the Merger is for the Purchaser to acquire the entire equity interest in the Company. Consummation of the Offer in accordance with its terms and conditions will provide the Purchaser with at least a majority equity interest in the Company. The Merger will allow the Purchaser to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition by Purchaser of the entire equity interest in the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders of the Company to the Parent. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be consummated.

  As soon as practicable following consummation of the Offer, the Purchaser intends to seek to effect the Merger, pursuant to which each outstanding Share (other than Shares held by the Purchaser or any Affiliate of the Purchaser, Remaining Shares, Shares held in the treasury of the Company and Dissenting Shares) would be converted into the right to receive, without interest, an amount in cash equal to the price per share paid pursuant to the Offer. See
Section 10. The Purchaser has agreed in the Merger Agreement to vote any Shares acquired pursuant to the Offer or otherwise owned by it in favor of the Merger.

  In general, under Delaware law the approval of both the stockholders and the board of directors of a corporation is required to effect the merger of that corporation with or into another corporation. Section 253 of the DGCL provides, however, that if a parent corporation owns at least 90% of each class of the outstanding shares of capital stock of a subsidiary corporation, the parent corporation may merge with or into the subsidiary corporation without any action or vote on the part of the board of directors or the other stockholders of the subsidiary corporation. A merger effected under this law is referred to herein as a "SHORT FORM MERGER." The Merger Agreement provides that, if permitted by the DGCL and the Company's Certificate of Incorporation, in the event that the Purchaser shall beneficially own at least 90% of the outstanding Shares of each class of capital stock of the Company, the parties to the Merger Agreement agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer, but in no event later than ten business days thereafter, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL. The merger consideration in such a merger shall be the same as the Merger Consideration. Unless the Merger is consummated pursuant to a Short Form Merger, the approval of the holders of the majority of the outstanding Shares will be required under Delaware law to effect the Merger.

  Following the Merger the indebtedness of the Purchaser incurred through the loans pursuant to the Acquisition Credit Facility will become indebtedness of the Surviving Corporation. The Purchaser anticipates that such indebtedness will be refinanced following the Merger and thereafter repaid from the cash flow of the operations of the Surviving Corporation.

  Following the Merger the Purchaser anticipates that the Board of Directors will be comprised of three directors nominated by the Parent, namely Messrs. Wayne M.E. McLeod, Albert Gnat and Gordon S. Lang.

  Except as indicated in this Offer to Purchase, the Purchaser has no present plans or proposals which relate to or which would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of substantially all of the Company's assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business or the composition of its management or personnel.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. ("NASD") for continued inclusion in NASDAQ, which require that an issuer have at least 200,000 publicly traded shares, held by at least 400 stockholders or 300 round lot stockholders, with a market value of at least $1,000,000. If these standards are not met, or if there are not at least two registered and active market makers for the Shares, the NASD rules provide that the Shares would no longer be "qualified" for NASDAQ reporting and NASDAQ would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in NASDAQ or in any other tier of the NASDAQ Stock Market, as the case may be, the market for the Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for inclusion in any tier of the NASDAQ Stock Market it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

  IT IS THE CURRENT INTENTION OF THE PARENT TO CAUSE THE COMPANY TO TERMINATE THE INCLUSION OF THE SHARES IN NASDAQ AND TO TERMINATE THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AFTER CONSUMMATION OF THE OFFER, IF THE REQUIREMENTS FOR SUCH TERMINATION ARE MET. AS A RESULT, A NON-TENDERING STOCKHOLDER MAY IN THE FUTURE HOLD A HIGHLY ILLIQUID INVESTMENT WITH NO ASSURANCE AS TO THE TIMING OF ANY OPPORTUNITY FOR DISPOSITION.

  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent and demand appraisal of, and receive payment in cash for the fair value of, the Shares. If the statutory procedures are complied with, such rights could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. The foregoing summary of the rights of dissenting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of Delaware law.

  In addition, the Merger will have to comply with other applicable procedural and substantive requirements of Delaware law, including any duties to minority stockholders imposed upon a controlling or, if applicable, majority stockholder.

  The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it and the Shares remain registered under the Exchange Act. The Purchaser believes, however, that if the Merger is consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 would not be applicable to the Merger. The Purchaser believes that if the Merger is not consummated within one year of its purchase of Shares pursuant to the Offer, and if the Shares are still subject to the Exchange Act, then Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS

  If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under exercise of Company Options granted prior to the date of the Merger Agreement, in accordance with the terms of the Company Stock Option Plan as then in effect or exercise of the Warrants), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Purchaser's rights under Sections 1 and 15, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, without prejudice to the Purchaser's rights under Sections 1 and 15: (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price for Shares tendered in the Offer or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

  The Merger Agreement prohibits the Company from taking any of the foregoing actions without the prior written consent of the Purchaser.

14. EXTENSION OF TENDER PERIOD; AMENDMENT; TERMINATION

  The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the Conditions set forth in Section 15 will have occurred or will have been determined by the Purchaser to have occurred, subject to the terms of the Merger Agreement and the applicable rules of the

Commission, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. In the Merger Agreement, the Purchaser and the Company have agreed that the Offer may be extended from time to time at the sole discretion of the Purchaser: (i) in order to comply with any provision of the HSR Act or otherwise comply with law for the minimum period of time reasonably necessary to so comply; and (ii) if any of the Conditions shall not be satisfied, for the minimum period of time reasonably necessary to satisfy such conditions, but, in either case, such extension shall not extend beyond September 2, 1997.

  The Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the Conditions specified in Section 15 will not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response. If prior to the Expiration Date, the Purchaser should decide to increase the Offer Price, such increase will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

15. CONDITIONS TO THE OFFER

  Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for, if (i) at the Expiration Date, any applicable waiting periods under the HSR Act shall not have expired or been terminated; (ii) at the Expiration Date, Shares that when added to the Shares already held by the Purchaser, representing less than a majority of the outstanding Shares on a fully diluted basis shall have been validly tendered and not withdrawn (the "MINIMUM CONDITION"); or (iii) on or after June 16, 1997, and at or before the time of acceptance of payment for any of such Shares any of the following events shall occur and be continuing; provided, however, that any such event shall not be required to be continuing if the Purchaser shall have publicly announced its determination to waive such condition temporarily at the time of the occurrence of such event:

    (a) there shall have occurred and be continuing, (i) any general suspension of, or limitation on times or prices for, trading in securities on the NYSE or NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, which war, armed hostilities or national calamity materially and adversely affects the Purchaser's ability to pay for the Shares or has a material adverse effect on the value of the Company or its Shares, or (iv) any limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, which limitation materially and adversely affects the Purchaser's ability to pay for the Shares;

    (b) the Company shall have breached, or failed to comply with, in any material respect any of its obligations under the Merger Agreement or any representation or warranty of the Company in the Merger Agreement shall have been incorrect in any material respect, when made or shall have since ceased to be true and correct in any material respect, in each case, after being provided written notice of such breach, failure to comply or materially incorrect representation or warranty, and having failed to cure the same within five (5) days of receipt of such notice, except for any such breach or failure to comply with such obligations, or such failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) that would not have a Material Adverse Effect (as defined in the Merger Agreement);

    (c) there shall have been instituted or pending any action or proceeding by any government or governmental, regulatory or administrative authority or agency or tribunal of competent authority, or any other person, domestic or foreign or before any court or governmental, regulatory or administrative authority or agency or tribunal of competent authority, domestic or foreign, which would (i) make the purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Merger illegal; (ii) prevent consummation of the Offer or the Merger; or (iii) impose limitations on the ability of the Purchaser effectively (x) to acquire, hold or operate the business of the Company and its subsidiaries taken as a whole, or (y) to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, which, in either case, would have a Material Adverse Effect;

    (d) there shall have been any federal or state statute, rule or regulation enacted or promulgated on or after the date of the Offer that would reasonably be expected to, directly or indirectly, result in any of the material adverse consequences referred to in clause (i), (ii) or (iii) of subparagraph (c) above;

    (e) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), other than Mr. and Mrs. Sedaghat, the Executive and their respective Affiliates, formed after the date hereof shall have become the beneficial owner of twenty percent (20%) or more of the Company's outstanding Shares;

    (f) the Merger Agreement shall have been terminated in accordance with its terms or the Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer; or

    (g) the Board of Directors of the Company shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or adversely modified its recommendation of acceptance of the Offer other than as a result of the Purchaser's or the Parent's material breach of the Merger Agreement, and shall have recommended to the stockholders another offer or shall have resolved to do so;

which, in the judgment of the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Shares.

  The conditions set forth in this Section 15 (the "CONDITIONS") are for the sole benefit of the Purchaser and may be asserted by the Purchaser may be waived by the Purchaser, in whole or in part at any time and from time to time, in each case, in its sole judgment. The failure by the Purchaser (or any affiliate of the Purchaser) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  Except as described in this Section 16, based upon a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser or the Parent pursuant to the Offer, the Merger or otherwise or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, the Purchaser and the Parent currently contemplate that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the business of the Company or the Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section 16. See Section 15.

  State Takeover Statutes. Under Section 203 of the DGCL, a Delaware corporation may not engage in any "business combination" with any "interested stockholder" for a period of three (3) years following the date on which the stockholder became an "interested stockholder," unless: (i) prior to such date, the corporation's board of directors had approved either the "business combination," or the transaction in which the stockholder became an "interested stockholder"; (ii) upon consummation of the transaction in which the stockholder became an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation); or (iii) on or subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of the corporation's stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the "interested stockholder." In general, the DGCL defines an "interested stockholder" as a person that owns 15% or more of the outstanding voting stock of a corporation and such person's affiliates and associates. A "business combination" is defined to include a merger or consolidation involving an "interested stockholder" and the corporation or any other corporation, if, in the latter event, the merger or consolidation is caused by an "interested stockholder," and as a result of such merger or consolidation, the restrictions of the DGCL would not apply to the surviving corporation, a sale or other disposition to an "interested stockholder" of assets having a market value of 10% or more of the market value of the assets or outstanding stock of the corporation, issuance of stock of the corporation or any subsidiary to the "interested stockholder" other than issuances which are made pro rata to all stockholders, any transaction which has the effect of increasing the "interested stockholder's" proportionate share of any class of stock or securities convertible into stock of the corporation or any subsidiary or any receipt by the "interested stockholder" (except proportionately as a stockholder) of any financial benefits provided by the corporation or any subsidiary. The Section 203 limitations will not apply to the Merger, because the directors of the Company have duly and validly approved the Merger pursuant to the terms of the Merger Agreement and the acquisition of Shares pursuant to the Tender Agreement.

  A number of other states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which involved state securities laws that made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, addressing Indiana's Control Share Acquisition Act, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

  The Company, directly and through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 14.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15 calendar day waiting period following the filing by the Parent of a Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15 calendar day waiting period, either the Antitrust Division or the FTC requests additional information or material from the Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Parent. In practice, complying with a request for additional information or material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of the Shares pursuant to the Offer and the Merger Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of the Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws in certain circumstances. Based upon an examination of publicly available information relating to the business in which the Parent and the Company are engaged, the Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. The Purchaser and the Parent believes that the financing of the acquisition of the Shares will not be subject to the margin regulations.

17. FEES AND EXPENSES

  The Parent and the Purchaser have retained Beacon to act as Dealer Manager in connection with the Offer and the Parent has retained Beacon to serve as financial advisor to the Parent in connection with the proposed acquisition of the Company. Upon the acquisition by the Purchaser of a material interest in the Company or any of its businesses or assets, the Parent has agreed to pay Beacon a fee of $1.25 million. The Parent will also reimburse Beacon for reasonable out of pocket expenses, including reasonable attorneys' fees and expenses, and has also agreed to indemnify Beacon against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  The Parent has also retained Salomon Brothers Inc to provide certain financial advisory services to the Parent in connection with the proposed acquisition of the Company. The Parent has agreed to pay Salomon Brothers Inc a fee of $500,000 and will also reimburse Salomon Brothers Inc for reasonable out of pocket expenses.

  The Purchaser has retained Kissel-Blake Inc. to act as the Information Agent and First Chicago Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, Internet, telephone, telecopy, or facsimile transmission, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out of pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

  Neither the Purchaser nor the Parent will pay any fees or commissions to any broker or dealer or other person (other than the fees of the Dealer Manager, the Information Agent and the Depositary described above) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS

  The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction whose securities or blue-sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by The Beacon Group Capital Services, L.L.C., the Dealer Manager for the Offer, or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser and the Parent have filed with the Commission the Tender Offer Statement on Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 7 (except that such material will not be available at the regional offices of the Commission).

                                          SEAWOLF ACQUISITION CORPORATION

June 23, 1997

                                  SCHEDULE I

       DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT AND THE PURCHASER

  1. The Parent. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent and certain other information is set forth below. Unless otherwise indicated below, the address of each director and executive officer is 105 Gordon Baker Road, Willowdale, Ontario, Canada, M2H 3P8. Unless otherwise indicated, each occupation set forth opposite such director's or executive officer's name refers to employment with the Parent. Except as noted, none of the persons listed below owns any Shares or has engaged in any transactions with respect to Shares during the past 60 days. During the last five years, neither the Parent nor any director or executive officer of the Parent indicated has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was such person a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, all directors and executive officers listed below are citizens of Canada.

       NAME (AGE)                          EMPLOYMENT HISTORY
       ----------                          ------------------
 Gordon S. Lang(72)      Chairman of the Board of the Parent. Director since
                         April 30, 1957. Also Member of Executive Committee,
                         Human Resources Committee and Nominating and
                         Governance Committee.

 Wayne M.E. McLeod(57)   President and Chief Executive Officer of the Parent
                         since 1990. Director since
                         May 26, 1982. Also Chairman of Executive Committee.
                         Senior Vice President, Corporate Development of the

 Larry A. Eddy(54)       Parent since March 1, 1988.

 Meldon H. Snider(56)    Senior Vice President, Finance and Administration of
                         the Parent since February 1983.

 Janis M. Wade(46)       Senior Vice President, Human Resources and Corporate
                         Communications of Parent since December 1995;
                         previously Vice President, Human Resources of the
                         Parent for more than 5 years.

 Robert C. Broad(63)     Vice President of the Parent since 1989; President of
                         CCL Label, a division of the Parent, since January
                         1994; previously Vice President, Investor Relations of
                         the Parent.

 Christopher Denney(52)  Vice President of the Parent and President of Kolmar
                         Laboratories, a division of the Parent, since August
                         1994; President of Kolmar Laboratories from January to
                         August 1994; Chief Executive of CCL Custom
                         Manufacturing United Kingdom, a division of the Parent, to December 1993; previously Operations
                         Director of CCL Custom Manufacturing United Kingdom until December 1992.

 L. George Inman(42)     Vice President of the Parent and Senior Vice
                         President, Finance and Administration of CCL Custom
                         Manufacturing, a division of the Parent, since
                         December 1992; previously Vice President of the Parent
                         and Vice President, Finance and Administration, CCL
                         Consumer Products Group of the Parent.

 Steven W. Lancaster(48) Vice President and Treasurer of the Parent since 1991.

 Donald G. Lang(42)      Vice President of the Parent and President, CCL Custom
                         Manufacturing, a division of the Parent since January
                         1993; previously President, Aerosol Division, CCL
                         Custom Manufacturing, a division of the Parent.

 Stuart W. Lang(46)      President of CCL Label Canada, a division of the
                         Parent, since October 1991. Director of the Parent
                         since May 23, 1991. Also Chairman of Nominating and
                         Governance Committee.

       NAME (AGE)                          EMPLOYMENT HISTORY
       ----------                          ------------------
 Mary T. Roy(40)        Vice President, Environmental and Regulatory Services
                        of the Parent since January 1995; previously Director
                        of Environmental and Regulatory Services of the Parent.

 Ronald N. Terin(49)    Vice President of the Parent and Vice President,
                        Finance of CCL Label since November 1995; previously
                        Vice President & Corporate Controller of the Parent and
                        Vice President, Finance of CCL Label since June 1994;
                        previously Vice President & Corporate Controller of the
                        Parent.

 Rami E. Younes(46)     Vice President of the Parent and President and Chief
                        Executive Officer of CCL Container Manufacturing, a
                        division of the Parent, since November 1993; previously
                        President and Chief Executive Officer, CCL Container
                        Manufacturing division.
 Bohdan I. Sirota(46)   Assistant Secretary and General Counsel of the Parent
                        since May 1990.

 Dermot G. Coughlan(61) Chairman and Chief Executive Officer of Derlan
                        Industries Limited (North American industrial corporation serving aerospace and industrial technology markets) since 1984. Director of the Parent since May
                        23, 1991. Also Chairman of Human Resources Committee.

 Arnold Englander(59)   Partner, Lang Michener (Barristers & Solicitors) since
                        1974. Director of the Parent since April 22, 1978. Also
                        Member of Audit Committee. The address of Mr. Englander
                        is Lang Michener, BCE Place, Suite 2500, 181 Bay
                        Street, Toronto, Ontario, Canada M5J 2T7.

 Albert Gnat, Q.C.(58)  Partner, Lang Michener (Barristers & Solicitors) since
                        1974. Director of the Parent since March 14, 1973, and
                        Secretary. Also Member of Executive Committee. The address of Mr. Gnat is Lang Michener, BCE Place, Suite
                        2500, 181 Bay Street, Toronto, Ontario, Canada M5J 2T7.

 Jon K. Grant(62)       Chairman of Canada Lands Company Limited (Crown
                        corporation administering sale of federal lands).
                        Director of the Parent since December 8, 1994. Prior to
                        that, Chairman of the Quaker Oats Company of Canada
                        Limited, July 1993 to June 30, 1994. Prior to that,
                        Chairman and Chief Executive Officer of the Quaker Oats
                        Company of Canada Limited. Also Chairman of the
                        Environment and Health & Safety Committee and Member of
                        Nominating and Governance Committee.

 Edward G. Johnston(69) Corporate Director since July, 1993. Director of the
                        Parent and Vice Chairman since March 21, 1972. Also
                        Member of Nominating and Governance Committee, Human
                        Resources Committee and Environment and Health & Safety
                        Committee.

 David R. Pepall(73)    Corporate Director since 1986; President of PPG Canada
                        Inc. from 1980 to 1986, at which time he retired.
                        Director of the Parent since February 27, 1980. Also
                        Member of Audit Committee and Human Resources
                        Committee.

 Lawrence G. Tapp(59)   Dean of the Richard Ivey School of Business, University
                        of Western Ontario since July 1995. Executive in
                        Residence, Faculty of Management University of Toronto
                        since 1992. Director of the Parent since December 8,
                        1994. Also Chairman of the Audit Committee and Member
                        of Human Resources Committee. Mr. Tapp owns 1,000
                        Shares that were purchased more than 60 days prior to
                        the execution of the Merger Agreement.

  2. The Purchaser. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Purchaser and certain other information is set forth below. Unless otherwise indicated below, the address of each director and executive officer is 105 Gordon Baker Road, Willowdale, Ontario, Canada, M2H 3P8. Unless otherwise indicated, each occupation set forth opposite such director's or executive officer's name refers to employment with the Purchaser. None of the persons listed below owns any Shares or has engaged in any transactions with respect to Shares during the past 60 days. During the last five years, neither the Purchaser nor any director or executive officer of the Purchaser indicated has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was such person a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, all directors and executive officers listed below are citizens of Canada.

     NAME AND TITLE                       EMPLOYMENT HISTORY
     --------------                       ------------------
 Wayne M.E. McLeod      See part (1) above.
 Director and President

 Larry A. Eddy          See part (1) above.
 Vice President

 Meldon H. Snider       See part (1) above.
 Vice President

 Steven W. Lancaster    See part (1) above.
 Treasurer

 Geofrey Myers (46)     Partner, Lang Michener (Barristers and Solicitors)
 Secretary              since 1984. The address of Mr. Myers is Lang Michener,
                        BCE Place, Suite 2500, 181 Bay Street, Toronto,
                        Ontario, Canada M5J 2T7.

  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each holder or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:
                    First Chicago Trust Company of New York

           By Mail:                          By Hand:                 By Overnight Courier:
      First Chicago Trust               First Chicago Trust            First Chicago Trust
      Company of New York               Company of New York            Company of New York
      Tenders & Exchanges            ATTN: Tenders & Exchanges         Tenders & Exchanges
         P.O. Box 2569          c/o The Depository Trust Company    14 Wall Street, 8th Floor
        Suite 4660-SEDA             55 Water Street, DTC TAD             Suite 4680-SEDA
   Jersey City, New Jersey      Vietnam Veterans Memorial Plaza     New York, New York 10005
           07303-2569                New York, New York 10041

               Confirm Receipt of Notice of Guaranteed Delivery:
                                 201-222-4707

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                               Kissel-Blake Inc.
                                110 Wall Street
                           New York, New York 10005

                    Banks and Brokers call: (212) 344-6733
                   All Others call Toll Free: (800) 564-7733

                     The Dealer Manager for the Offer is:

                               THE BEACON GROUP
                           CAPITAL SERVICES, L.L.C.

                                399 Park Avenue
                           New York, New York 10022
                           Telephone: (212) 339-9108